EXHIBIT 8

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital since the filing of the Schedule 13D/A on 1/21/25.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
1/22/2025	Sell	5,204	15.76
1/27/2025	Sell	6,383	15.58
1/29/2025	Sell	945	15.54
1/30/2025	Sell	200	15.58
1/31/2025	Sell	202,303	15.56
2/3/2025	Sell	35,272	15.46
2/4/2025	Sell	25,108	15.55
2/5/2025	Sell	42,294	15.59
2/6/2025	Sell	23,059	15.68
2/7/2025	Sell	57,230	15.62
2/10/2025	Sell	45,905	15.67
2/11/2025	Sell	104,403	15.67
2/12/2025	Sell	109,365	15.69
2/13/2025	Sell	116,265	15.86
2/14/2025	Sell	58,394	15.60
2/18/2025	Sell	47,152	15.57
2/19/2025	Sell	28,628	15.53
2/20/2025	Sell	45,347	15.44
2/21/2025	Sell	29,278	15.42
2/24/2025	Sell	25,152	15.37
2/25/2025	Sell	6,179	15.32
2/26/2025	Sell	13,141	15.36
2/27/2025	Sell	47,186	15.33